Business License

(Duplicate) (1-1)

Unified Social Credit Identifier: 91653101MA7784U529

Enterprise Name: Kashgar Sheng Yingxin Enterprise Consulting Co., Ltd.

Type of Enterprise: Limited Liability Company (Corporate-Owned with Natural Person Investment or Holding)

Address: 6022, 6th Floor, ChuanYu Mansion, Head Quarter Economic Zone, Shenka Road, Kashgar Economic Development Zone, Kashgar, Xinjiang

Legal Representative: Huang Shaoyong

Registered Capital: RMB 5,000,000 yuan

Date of Establishment: December 29th 2016

Validity Term: From December 29th 2016 to long term

Scope of operation: Enterprise management consulting; business planning; economic and trade consultation; hosting exhibition display; taxation advisory; Translation service; import and export of technology and goods. (Business requiring government approval can only be carried out when such approval from relevant department is obtained.)

Register Institution: Kashgar Municipal Market Supervision and Administration Bureau (seal)

December 29th 2016